Exhibit 10.1
March 29, 2007
Mr. Douglas J. Wall
114 N Taylor Pt Dr
The Woodlands, TX 77382
Dear Doug:
As we have agreed, based on your announced resignation, your employment with Baker Hughes Incorporated, Baker Hughes Oilfield Operations, Inc. and all other subsidiaries (hereinafter referred to as (“Company”) will terminate effective March 30, 2007. The purpose of this letter (the “Agreement”) is to set forth certain agreements and understandings regarding, among other things:
•	The termination of your employment is effective March 30, 2007;

•	Certain benefits the Company has agreed to provide to you upon termination of your employment; and

•	Your agreement to certain obligations of confidentiality and cooperation.
1.	TERMINATION:

You have decided to resign from your position as Vice President of the Company and Group President, Completion and Production, on March 30, 2007 (the “Effective Date”). Your final payroll check for wages earned through the Effective Date will be distributed to you, net of all required taxes and other deductions on April 13, 2007.

2.	SEPARATION BENEFITS:

In connection with your employment with the Company, you will receive the separation benefits defined below.

Health and Welfare Benefits - If you were participating in medical, dental, and/or vision coverage for yourself and any eligible dependent(s), all active coverage will end as of the Effective Date. The Benefits Center will send you a packet regarding continuation of benefits under COBRA (Consolidated Omnibus Benefits Reconciliation Act), and you and/or your eligible dependent(s) may elect to continue coverage for an additional 18 months, provided you timely enroll for coverage and make the required premium payments.

All other health and welfare benefits end as of the Effective Date.

Thrift Plan — You have the option of leaving your money in the Thrift Plan, or you may request a distribution of your account at any time after the Effective Date.
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Exhibit 10.1
Pension Plan — You are currently vested in the Pension Plan. You can contact the Benefit Center at (866)244-3539 and speak to a Benefits Representative to discuss eligibility requirements under the Pension Plan.

Supplemental Retirement Plan (SRP) — Your SRP account balances will be paid according to your payment elections on file. Accordingly, your 1998-2000 and 2004-2006 SRP account balances will be paid to you in 5 annual installments beginning in January 2008. Your 2001-2003 and 2007 account balances will be paid to you in 10 annual installments beginning in January 2008.

Final Expenses — The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Effective Date. Such expense account reimbursement request will be reviewed and paid in accordance with Company policy. You agree and consent to allow the Company to deduct from any payments you would otherwise be entitled to receive any amounts that you owe to the Company as of the Effective Date.

Perquisites — All perquisite payments terminate as of the Effective Date. You will be allowed to retain all club memberships you currently hold; provided that, you will retain responsibility for any transfer fees and any taxes (including personal income taxes) associated with the transfer of the club membership to your name.

Vacation and other pay — On your last paycheck, you will receive a payment for two weeks of pay in the amount of $15,961.54. This payment represents all accrued, but unused, vacation accumulated in the year 2007 and all other outstanding payments that are owed to you.

Stock Options — In accordance with the terms and conditions of the plan and your current outstanding stock options, (1) all options immediately vest upon the Effective Date, and (2) you have up to three years from the Effective Date, but not later than the Expiration Date of each grant, to exercise options granted in the year 2003 and prior. You will have five years from the Effective Date to exercise options granted in 2004 and after.

Performance Plan Awards — All target awards made under the 2005-2007 Performance Plans, respectively, will terminate as of the Effective Date.

Restricted Stock — Your unvested Restricted Stock will be forfeited as per the Company’s 2002 Director & Officer Long-Term Incentive Plan.

Performance Unit Awards — You will receive a prorated award based on results as defined in the terms and conditions of Performance Unit Award Agreements provided with each grant of Performance Units.

3.	COVENANTS:

You have agreed that you will provide cooperation and assistance to the Company as defined in this letter. In consideration for your cooperation and assistance you will receive $40,000 to be paid in your final paycheck on April 13, 2007.
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Exhibit 10.1
(a) Cooperation and Assistance
Definition of Cooperation — As used in this agreement, “cooperate” and “cooperation” includes making yourself available in response to all reasonable requests by the Company or the Securities and Exchange Commission (“SEC”) or Department of Justice (“DOJ”) for information, whether the request is informal or formal (e.g., in response to a subpoena in a legal proceeding), and includes fully, completely, and truthfully answering questions or providing testimony in any related proceeding, civil or criminal (all reasonable expenses you incur in rendering such cooperation will be reimbursed by Company).
Agreement to Cooperate — You agree, acknowledge, represent and warrant that:
     (1) you are aware that the Company is currently under investigation by the SEC and the DOJ;
     (2) you have (i) not engaged in, nor encouraged any individual, in any way, to engage in the destruction or secreting of any information, in any form, including but not limited to documents and emails (“documentation”), that might be relevant to any investigation referenced in subsection 4(c)(1) above; (ii) turned over all documentation in response to prior requests; and (iii) responded, fully and truthfully, to all questions related to or arising from the subject matter of any such investigation that have been posed to you by employees, representatives of the Company, or any government agency;
     (3) for a period of two (2) years after the Effective Date, upon reasonable request, you will cooperate fully with the Company and its Affiliates, past or present, in connection with any internal investigation initiated by the Company, its Affiliates, and any successors in interest, as well as with any external investigation initiated by the government or agency or instrumentality thereof in accordance with the Company’s Internal Investigations policy and Cooperation with Government Investigations Policy;
     (4) for a period of two (2) years after the Effective Date, upon reasonable request of the Company, any subsidiary of the Company, or any successor-in-interest, you will provide all documentation and information in your possession or control related to any internal or external investigation of the Company and its Affiliates; and
     (5) after two (2) years after the Effective Date, you agree upon request to provide continuing reasonable cooperation with the Company or any of its Affiliates in responding to internal or governmental investigations.
(b) Confidentiality
Confidential Information — During the course of your employment with the Company, you have had access and received Confidential Information. You are obligated to keep confidential all such Confidential Information for a period of not less than 12 months following the Effective Date. Moreover, you understand and acknowledge that your obligation to maintain the confidentiality of trade secrets and other intellectual property is unending. As an exception to this confidentiality obligation you may disclose the Confidential Information (i) in connection with enforcing your rights under any Plan relevant
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to the terms of this Agreement, or if compelled by law, and in either case, you shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure.

(c) Property

Agreement to Return Company Property — Immediately prior to the Effective Date, you will return to the Company all Company property in your possession, including but not limited to, computers, credit cards and all files, documents and records of the Company, in whatever medium and of whatever kind or type. You agree and hereby certify that you have returned, or will return prior to the Effective Date, all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates. You further agree that should it subsequently be determined by the Company’s Office of the General Counsel that you have failed to return all proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates, you will be obligated to return all monies and other benefits paid to you pursuant to this Agreement.

In addition, you authorize the Company to deduct from any final payments to you in accordance with the terms of this Agreement, any outstanding amounts that you owe the Company.

4.	MISCELLANEOUS:

Exclusive Rights and Benefits — The benefits described in this Agreement supersede, negate and replace any other benefits owed to or offered by the Company to you. This Agreement will be administered by the Company’s Office of the General Counsel, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, this provision shall not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company’s Office of the General Counsel.

Entire Agreement — This letter sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this letter, and that entire, integrated agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this letter.

Exclusive Choice of Law and Arbitration Agreement — This letter constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance and enforcement of that agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising under the agreement set forth in this letter, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. You further agree to hold knowledge of the existence of any dispute or controversy subject to this agreement to arbitrate, completely confidential. You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged,
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Exhibit 10.1
(whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration conducted pursuant to this arbitration provision will be conducted in accordance with the rules of the American Arbitration Association in accordance with its rules governing employment disputes. Any arbitration proceeding resulting hereunder will be conducted in Houston, Texas before an arbitrator selected by you and the Company by mutual agreement, or through the American Arbitration Association. This arbitration agreement does not limit or affect the right of the Company to seek an injunction to maintain the status quo in the event that the Company believes that you have violated any provision of Sections 3 of this letter. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release set forth in Section 3 of this letter with any appropriate state or federal agency.
Severability and Headings — The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.
Please initial each page and sign below.
ENTERED INTO in Houston, Texas as of the 30th day of March, 2007.
BAKER HUGHES INCORPORATED

By:	/s/ Chad C. Deaton
Chad C. Deaton
Chairman and Chief Executive Officer

ENTERED INTO in Houston, Texas as of the 30th day of March, 2007.

By:	/s/ Douglas J. Wall
Douglas J. Wall

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